MERCHANTS BANCORP, INC. 1851 West Galena Boulevard Aurora, Illinois 60506 Telephone: (630) 907-9000	EXHIBIT 99.3

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To be Held on _________, 1999

        NOTICE is hereby given that a Special Meeting of Stockholders (the "Special Meeting") of Merchants Bancorp, Inc. ("Merchants") will be held at ____ a.m., local time, on ________, 1999, at ____________________, located at _____________________, Aurora, Illinois.

        A proxy card and a Prospectus and Proxy Statement for the Special Meeting are enclosed. The Special Meeting is for the purpose of considering and acting upon:

1.	The approval and adoption of the Agreement and Plan of Merger (the "Merger Agreement"), dated as of July 29, 1999, between Merchants, Old Kent Financial Corporation ("Old Kent") and Merchants Acquisition Corporation, pursuant to which Merchants will merge with a wholly owned subsidiary of Old Kent (the "Merger") and the stockholders of Merchants will receive 0.83 shares of Old Kent common stock and cash in lieu of fractional shares for each share of Merchants common stock held by them, as more fully described in the accompanying Prospectus and Proxy Statement; and

2.	Such other matters as may properly come before the Special Meeting or any adjournments or postponements thereof.

        Any action may be taken on the foregoing proposals at the Special Meeting on the date specified above, or on any dates to which the Special Meeting may be adjourned or postponed. Stockholders of record as of the close of business on _________, 1999 are the Stockholders entitled to vote at the Special Meeting, and any adjournments or postponements thereof.

        YOU ARE CORDIALLY INVITED TO ATTEND THE SPECIAL MEETING. ALTHOUGH YOU MAY PLAN TO ATTEND THE SPECIAL MEETING, IT IS IMPORTANT THAT YOU EXECUTE, DATE, AND RETURN PROMPTLY THE ENCLOSED PROXY IN THE PRE-ADDRESSED, POSTAGE-PAID ENVELOPE. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO THE SPECIAL MEETING; OR IF YOU DO ATTEND THE SPECIAL MEETING, YOU MAY REVOKE YOUR PROXY AT THAT TIME, IF YOU WISH.

By Order of the Board of Directors Calvin R. Myers, President and Chief Executive Officer.

Aurora, Illinois
______________, 1999

IMPORTANT: The prompt return of proxies will save Merchants the expense of further requests for proxies. A self-addressed envelope is enclosed for your convenience. No postage is required if mailed within the United States.